                                                                  EXHIBIT 10(m)

                                 March 25, 1999

G&K Services, Inc.
5995 Opus Parkway, Suite 500
Minnetonka, MN  55343
Attention: Jeffrey L. Wright

Dear Mr. Wright:

          Norwest Bank Minnesota, National Association (the "Bank") is pleased to offer G&K Services, Inc., a Minnesota corporation (the "Borrower"), a $10,000,000 discretionary credit facility, under which the Bank may (in its sole discretion) make loans on a revolving basis not to exceed $10,000,000 at any one time outstanding. This letter (the "Letter Agreement") outlines the terms and conditions upon which the Bank may extend credit to the Borrower.

          1. DEFINITIONS. As used herein, "Multibank Credit Agreement" means the Credit Agreement dated July 14, 1997 among the Borrower, Work Wear Corporation of Canada Ltd., the Bank, as US Agent and as a Bank, and various other financial institutions, together with all amendments, modifications and restatements thereof, but without regard to whether such Credit Agreement has been terminated or the obligations arising thereunder have been paid. Capitalized terms defined in the Multibank Credit Agreement and not otherwise defined herein shall have the meanings given them in the Multibank Credit Agreement.

          2. DIRECT ADVANCES. The Bank shall consider making advances (each, an "Advance") to the Borrower from the date hereof through March 23, 2000 (the "Facility Termination Date") in an amount at any time outstanding not to exceed $10,000,000. Each advance shall be in an amount equal to an integral multiple of $100,000 greater than or equal to $1,000,000. The Borrower may borrow such amount, repay and reborrow, always in the Bank's discretion, so long as no Advance causes that dollar limit to be exceeded. Each individual Advance hereunder will always be at the sole discretion of the Bank. Nothing herein should be interpreted as a promise to make any one or more Advances. The proceeds of each Advance shall be used by the Borrower for the Borrower's general corporate purposes. The Borrower's obligation to repay Advances will be evidenced by and payable on demand with interest in accordance with the Borrower's promissory note in the form of Exhibit A hereto (the "Note").

          3. PAYMENT. All payments of principal and interest under the Note shall be made in immediately available funds. The Borrower authorizes the Bank at any time and from time to time to charge against the Borrower's deposit accounts with the Bank any amount due and payable under the Note or this Letter Agreement.

          4. DETERMINATION OF MARGIN. As used in the Note, "Margin" means an incremental amount used in determining certain interest rates under the Note. The initial Margin shall be 77.5 basis points. The Margin shall be adjusted each fiscal quarter of the Borrower on the basis of the Leverage Ratio of the G&K Group as at the end of the previous fiscal quarter, in accordance with the following table:

                  Leverage Ratio                                            Margin (basis points)
                  --------------                                            ---------------------
                  3.50 to 1 or more                                                 127.5
                  3.00 to 1 or more, but less than 3.50 to 1                         110
                  2.50 to 1 or more, but less than 3.00 to 1                          90
                  2.00 to 1 or more, but less than 2.50 to 1                         77.5
                  Less than 2.00 to 1                                                 65


Reductions and increases in the Margin will be made quarterly within five business days following receipt of the Borrower's financial statements and quarterly certificates required under the Multibank Credit Agreement. Notwithstanding the foregoing, (i) if the Borrower fails to deliver any such financial statements or certificates when required under the Multibank Credit Agreement, the Bank may, by notice to the Borrower, increase the Margin to the highest rates set forth above until such time as the Bank has received all such financial statements and certificates, and (ii) no reduction in the Margin will be made if a Default or Event of Default has occurred and is continuing at the time that such reduction would otherwise be made.

          5. ADDITIONAL COVENANTS. The Borrower shall at all times abide by each covenant set forth in the Multibank Credit Agreement, the provisions of which are hereby incorporated by reference as fully as if set forth at length herein. For purposes of this Agreement, such covenants shall survive termination of the Multibank Credit Agreement and payment of the obligations described therein.

          6. COSTS AND EXPENSES. The Borrower shall pay on demand all reasonable costs and expenses incurred by the Bank in connection with the preparation, execution, administration and enforcement of this Letter Agreement, the Note and the other instruments and documents delivered in connection herewith, including the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto.

          7. OTHER AGREEMENTS. This Letter Agreement and the Note set forth the entire agreement of the Bank and the Borrower with respect to the matters treated herein and therein. This Letter Agreement cannot be modified except by a future amendment in writing. This Letter Agreement takes the place of any preliminary discussions between the Bank and the Borrower and supersedes any previous written agreements or understandings between the Bank and the Borrower with respect to the credit facility established hereunder.

          8. DISCRETION OF BANK. THE BORROWER ACKNOWLEDGES THAT THE BANK IS NOT OBLIGATED HEREUNDER TO MAKE ANY ADVANCE, AND THAT THE BANK MAY REFUSE TO MAKE ANY ADVANCE REQUESTED BY THE BORROWER, AND MAY DEMAND PAYMENT OF THE
NOTE IN FULL, AT ANY TIME AND FOR ANY REASON, WHETHER ARISING BEFORE, ON OR AFTER THE DATE HEREOF AND WHETHER OR NOT THE BORROWER IS IN COMPLIANCE WITH THE OTHER TERMS OF THIS LETTER AGREEMENT AND THE MULTIBANK CREDIT AGREEMENT, OR FOR NO REASON AT ALL.

          The Borrower's signature below indicates its approval of all of the terms of this Letter Agreement and its agreement to abide by those terms.

                                   Very truly yours,

                                   NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION

                                   By /s/ Lynn S. Hultstrand
                                      ----------------------------------

                                      Its  Vice President
                                          ------------------------------

Accepted and agreed to as of the 25th day of March, 1999

G&K SERVICES, INC.

By /s/ Jeffrey L. Wright
   ----------------------------------

     Its Chief Financial Officer
        -----------------------------

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

                                                                      EXHIBIT A
                                 PROMISSORY NOTE
$10,000,000                                              Minneapolis, Minnesota
                                                                 March 25, 1999

          For value received, G&K Services, Inc., a Minnesota corporation (the "Borrower"), promises to pay to the order of Norwest Bank Minnesota, National Association, a national banking association (the "Bank"), at its main office in Minneapolis, Minnesota, or at such other place as the holder hereof may hereafter from time to time designate in writing, ON DEMAND, or, if demand is not sooner made, on the Facility Termination Date (as defined in the Letter Agreement described below), in lawful money of the United States of America, the principal sum of Ten Million Dollars ($10,000,000), or, if less, the aggregate unpaid principal amount of all advances made by the Bank to the Borrower pursuant to the letter agreement of even date herewith between the Borrower and the Bank (the "Letter Agreement"), and to pay interest on the principal balance of this Note outstanding from time to time (computed on the basis of the actual number of days elapsed in a 360-day year) from the date hereof until this Note is fully paid, at the Floating Rate, as defined below; provided, however, that any Eurodollar Rate Amount selected by the Borrower in accordance with the following paragraph shall bear interest at the applicable Eurodollar Rate for the Interest Period determined pursuant to the following paragraph, subject to fluctuations in the Margin, but after the Interest Period such Eurodollar Rate Amount shall bear interest at the Floating Rate.

          On any bank business day before 1:00 p.m., the Borrower may request telephonically that the Bank quote the Eurodollar Rate that would be applicable to the Eurodollar Rate Amount and for the Interest Period specified in such request. Immediately upon receipt of such quotation from the Bank, the Borrower may telephonically accept the Eurodollar Rate, whereupon the Eurodollar Rate Amount shall from the date the quotation is made bear interest at the Eurodollar Rate so selected. Acceptance of any Eurodollar Rate quotation shall be irrevocable. Failure immediately to accept such a quotation shall be deemed to be a rejection of such quotation. Absent manifest error, the records of the Bank shall be conclusive as to any Eurodollar Rate Amount and the Eurodollar Rate and Interest Period applicable thereto.

          As used herein, the following terms have the meaning set forth below:

          "Eurodollar Rate" means the annual rate equal to the sum of (i) the rate obtained by dividing (a) the rate (rounded up to the nearest 1/8 of 1%) determined by the Bank to be the average rate at which U.S. dollar deposits are offered to the Bank by major banks in the London interbank market for funds to be made available on the first day of any Interest Period in an amount approximately equal to the amount for which a Eurodollar Rate quotation has been requested and maturing at the end of such Interest Period, by (b) a percentage equal to 100% minus the Federal Reserve System requirement (expressed as a percentage) applicable to such deposits, and (ii) the then-applicable Margin.

          "Eurodollar Rate Amount" means any portion of the principal balance of this Note bearing interest at a Eurodollar Rate. Each Eurodollar Rate Amount must be equal to an integral multiple of $100,000 greater than or equal to $1,000,000.

          "Floating Rate" means, at any time, the rate of interest publicly announced from time to time by the Bank as its "prime" or "base" rate or, if the Bank ceases to announce a rate so designated, any similar successor rate designated by the Bank. The Floating Rate shall change when and as such prime, base or successor rate changes.

          "Interest Period" means a period of not less than 5 days and not more than 30 days that corresponds to the maturity of U.S. dollar deposits then offered to the Bank by major banks in the London interbank market.

          "Margin" has the meaning set forth in the Letter Agreement.

          Interest accruing on the principal balance of this Note each month at the Floating Rate shall be due and payable on the last day of that month, commencing on the last day of the month hereof, and on demand. Interest accruing on any Eurodollar Rate Amount shall be due and payable on the last day of the Interest Period applicable thereto.

          This Note is issued pursuant to, and is subject to, the Letter Agreement.

          This Note may be prepaid at any time and from time without penalty or premium; provided, however, that the Borrower may not prepay any Eurodollar Rate Amount except upon payment of any compensation as required by the following paragraph.

          In addition to any interest payable hereunder and any fees or other amounts payable under this Note or the Letter Agreement, the Borrower shall compensate the Bank, upon written request by the Bank (which request shall set forth the basis for requesting such amounts), for all losses and expenses in respect of any interest or other consideration paid by the Bank to lenders of funds borrowed by it or deposited with it to maintain any Eurodollar Rate Amount at a Eurodollar Rate which the Bank may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if any prepayment of any such Eurodollar Rate Amount occurs on a date that is not the expiration date of the applicable Interest Period. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how the Bank computed such loss or expense) shall be promptly submitted by the Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Any determination under this paragraph may be made as if the Bank had actually funded and maintained each Eurodollar Rate Amount during the Interest Period for such Eurodollar Rate Amount through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate Eurodollar Rate for such Interest Period, whether or not the Bank in fact purchased such deposits.

          The Borrower shall pay all costs of collection, including reasonable attorneys' fees and legal expenses, if this Note is not paid on demand, whether or not legal proceedings are commenced.

          Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

          THE BORROWER ACKNOWLEDGES THAT IN ACCEPTING THIS NOTE THE BANK HAS NOT UNDERTAKEN ANY OBLIGATION TO MAKE ANY ADVANCE TO THE BORROWER AND THAT THE BANK MAY REFUSE TO MAKE ANY ADVANCE REQUESTED BY THE BORROWER AND MAY DEMAND PAYMENT OF ADVANCES THAT IT HAS MADE UNDER THIS NOTE AT ANY TIME, WITH OR WITHOUT NOTICE AND FOR ANY REASON, WHETHER ARISING BEFORE, ON OR AFTER THE DATE HEREOF, WHETHER OR NOT THE BORROWER IS IN COMPLIANCE WITH THE TERMS OF THIS NOTE AND THE LETTER AGREEMENT, OR FOR NO REASON AT ALL.

          This Note has been executed as of the date and year first above-written, but actually on the date set forth under the Borrower's signatures below.

                                        G&K SERVICES, INC.

                                        By /s/ Jeffrey L. Wright
                                           ------------------------------------
                                             Its Chief Financial Officer
                                                -------------------------------




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